UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 13, 2009

ROTOBLOCK CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	333-116324	20-0898799
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

300 B Street Santa Rosa, CA	95401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (707) 578-5220

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2-	Financial Information

Item 2.01	Completion of Acquisition or Disposition of Assets

The Company previously disclosed the Asset Purchase and Balance Sheet Enhancement  Agreement dated November 24, 2008 (“Agreement”) with Chien Chih-Liu, the Company’s President and Chief Executive Officer, whereby the Company acquired from Mr. Liu an undivided 25% tenancy-in-common interest in certain real property located in Merced, California.

Pursuant to the terms of the Agreement, the Company and Mr. Liu have elected to reconvey the property interest to Mr. Liu in consideration of the return and cancellation of the 10,000,000 shares of common stock originally received by Mr. Liu under the Agreement.

Section 5-	Corporate Governance and Management

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company has accepted the resignation of Steven M Schneider as a director and has appointed Chien Chih-Liu to serve as a director, filing the vacancy created by Mr. Schneider’s resignation.

The Company and Mr. Liu entered into an Employment Agreement for his services as Chief Executive Officer.  Mr. Liu will receive an annual base salary of $125,000. Mr. Liu will also be paid a one-time bonus of $75,000 of the Company’s Common Stock and 1 million shares of the Company’s ESOP. The term of the agreement is for 36 months from July 1, 2009.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROTOBLOCK CORPORATION

Dated: July 17, 2009	By: /s/ Chien Chih-Liu
President and Chief Executive Officer